EXHIBIT 10.3

CHANGE IN CONTROL AGREEMENT
([Name of Executive])

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) between BOOKS-A-MILLION, INC., a Delaware corporation (the “Company”), and [Name of Executive] (the “Executive”), is dated as of this 22nd day of March, 2011 (the “Effective Date”).

RECITALS

WHEREAS, the Company has employed the Executive in a key executive officer position at the Company and has determined that the Executive holds a position that is of critical importance to the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) and the Compensation Committee of the Board (the “Compensation Committee”) have determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued services of the Executive, despite the possibility or occurrence of a Change in Control of the Company; and

WHEREAS, the Board and the Compensation Committee believe that it is imperative to reduce the distraction of the Executive that would result from the personal uncertainties caused by a pending or threatened Change in Control, to encourage the Executive’s full attention and dedication to the Company and to provide the Executive with compensation and benefits arrangements upon a Change in Control that are competitive with those of similarly-situated corporations; and

WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a Change in Control.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

Section 1. Term of Agreement.

This Agreement is effective as of the Effective Date and will expire on December 31, 2013; provided that, on December 31, 2011 and on each December 31 thereafter (each such December 31 referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate three years from such Renewal Date. This Agreement will not, however, be extended if the Company gives written notice of non-renewal to the Executive no later than September 30 before the Renewal Date (the original and any extended term of this Agreement is referred to as the “Change in Control Period”).

Section 2. Employment after a Change in Control.

If a Change in Control of the Company occurs during the Change in Control Period, and the Executive is employed by the Company on the date on which the Change in Control occurs (the “Change in Control Date”), the Company shall continue to employ the Executive in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the second anniversary of such date (the “Employment Period”).  If a Change in Control occurs on account of a series of transactions, the Change in Control Date will be deemed to be the date of the last of such transactions.

Section 3. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change in Control Date, and (B) the Executive’s services will be performed at the location where the Executive was employed immediately preceding the Change in Control Date (the “Existing Location”) or any office that is the headquarters of the Company and is less than 25 miles from the Existing Location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

(b) Compensation.

(i) Base Salary.  During the Employment Period, the Executive will receive an annual base salary (the “Annual Base Salary”) at least equal to the base salary paid or payable to the Executive by the Company and its affiliated companies for the one-year period immediately preceding the Change in Control Date.  Such Annual Base Salary shall be payable in regular installments in accordance with the payroll practices in place immediately preceding the Change in Control Date.  During the Employment Period, the Annual Base Salary will be reviewed at least annually and may be increased (but not decreased) at any time and from time to time by action of the Board or the Compensation Committee.  Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary will not be reduced after any such increase, and the term “Annual Base Salary” as used in this Agreement will refer to the Annual Base Salary as so increased.  For purposes of this Agreement, the term “affiliated companies” includes any company controlled by, controlling or under common control with the Company.

(ii) Cash Bonus.  In addition to the Annual Base Salary, the Executive will be eligible to receive, for each fiscal year during the Employment Period, an annual cash bonus (the “Annual Bonus”) consistent with the Company’s cash bonus program in effect prior to the Change in Control Date.  Each such Annual Bonus will be paid no later than seventy-five (75) days following the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to any deferral plans of the Company currently in effect.

(iii) Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive will be entitled to participate in incentive, savings and retirement plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for the Executive under such plans, policies and programs as in effect at any time during the one-year period immediately preceding the Change in Control Date.

(iv) Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the one-year period immediately preceding the Change in Control Date.

(v) Expenses.  During the Employment Period, the Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect at any time during the one-year period immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

To the extent that any expenses eligible for reimbursement pursuant to this Section 3(b)(v) are subject to Internal Revenue Code Section 409A, such reimbursements shall be administered in accordance with the following additional requirements as set forth in Treas. Reg. Section 1.409A-3(i)(1)(iv): the amount of expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, reimbursements shall be paid as soon as administratively practicable, but in no event will such reimbursements be paid later than the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursements shall not be subject to liquidation or exchange for other benefits.

(vi) Fringe Benefits.  During the Employment Period, the Executive will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the one-year period immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

(vii) Office and Support Staff.  During the Employment Period, the Executive will be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive secretarial and other staff assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the one-year period immediately preceding the Change in Control Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii) Vacation.  During the Employment Period, the Executive will be entitled to paid vacation in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the one-year period immediately preceding the Change in Control Date or, if more favorable to the Executive, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

Section 4. Termination of Employment Following a Change in Control.

(a) Death or Disability.  The Executive’s employment will terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may terminate the Executive’s employment.  For purposes of this Agreement, “Disability” means the Executive’s inability to perform his duties with the Company on a full-time basis for 180 consecutive days or a total of at least 240 days in any 12-month period as a result of the Executive’s incapacity due to physical or mental illness (as determined by an independent physician selected by the Board).

(b) Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” means (i) gross incompetence, gross negligence, willful misconduct in office or breach of a material fiduciary duty owed to the Company or any affiliated company; (ii) conviction of a felony or a crime of moral turpitude (or a plea of nolo contendere thereto) or commission of an act of embezzlement or fraud against the Company or any affiliated company; (iii) any material breach by the Executive of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of his duties and responsibilities hereunder; or (iv) deliberate dishonesty of the Executive with respect to the Company or any of its affiliated companies; provided, however, no such act, omission or event shall be treated as “Cause” under this Agreement unless (x) the Executive has been provided a detailed, written statement of the basis for the Company’s belief that such act, omission or event constitutes “Cause” and an opportunity to meet with the Compensation Committee (together with the Executive’s counsel if the Executive chooses to have the Executive’s counsel present at such meeting) after the Executive has had a reasonable period in which to review such statement and, if the allegation is under Section 4(b)(iii), has had at least a thirty (30) day period to take corrective action and (y) the Compensation Committee after such meeting (if the Executive meets with the Compensation Committee) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least two-thirds of the members of the Compensation Committee then in office at a meeting called and held for such purpose that “Cause” does exist under this Agreement.

(c) Good Reason.  The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” means:

(i) a material reduction in the Executive’s duties or authority;

(ii) a material failure by the Company to comply with any of the provisions of Section 3(b);

(iii) the material failure by the Company to comply with and satisfy Section 13(b);

(iv) the Executive is directed by the Board of Directors or an officer of the Company or any of its affiliated companies to engage in conduct that is illegal; or

(v) the Company materially breaches any term or provision of this Agreement;

provided, however, that no such act or omission shall be treated as “Good Reason” under this Agreement unless:

(1)           (A)   the Executive delivers to the Compensation Committee a detailed, written statement of the basis for the Executive’s belief that such act or omission constitutes Good Reason, (B) the Executive delivers such statement before the later of (1) the end of the 90-day period that starts on the date on which there is an act or omission that forms the basis for the Executive’s belief that Good Reason exists or (2) the end of the period mutually agreed upon for purposes of this section in writing by the Executive and the Chairman of the Compensation Committee, (C) the Executive gives the Compensation Committee a 30-day period after the delivery of such statement to cure the basis for such belief and (D) the Executive actually submits the Executive’s written resignation to the Compensation Committee during the 60-day period that begins immediately after the end of such 30-day period if the Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such 30-day period, or

(2)           the Company states in writing to the Executive that the Executive has the right to treat such act or omission as Good Reason under this Agreement, and the Executive resigns during the 60-day period that starts on the date on which such statement is actually delivered to the Executive.

(d) Notice of Termination.  Any termination during the Employment Period by the Company or by the Executive for Good Reason shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon.

(e) Date of Termination. For purposes of this Agreement, the term “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or by the Executive for Good Reason, the date specified in the Notice of Termination (which shall not be less than 30 or more than 60 days from the date on which such Notice of Termination is given), and (iii) if the Executive’s employment is terminated for Disability, 30 days after the Notice of Termination is given, provided that the Executive shall not have returned to the full-time performance of his duties during such 30-day period.  Notwithstanding the foregoing, the Date of Termination shall be the date on which the Executive has a “separation from service,” as defined in Internal Revenue Code Section 409A(a)(2)(A)(i) and Treas. Reg. Section 1.409A-1(h) or any successor provision or guidance thereunder.

Section 5. Compensation Upon Termination.

(a) Termination Without Cause or for Good Reason.  The Executive will be entitled to the following benefits if, during the Employment Period, the Company terminates his employment without Cause, or the Executive terminates his employment with the Company or any affiliated company for Good Reason:

(i) Accrued Obligations.  The Accrued Obligations are the sum of the amount, if any, of any incentive or bonus compensation theretofore earned that has not yet been paid; and any benefits or awards (including both the cash and stock components) that, pursuant to the terms of any plans, policies or programs, have been earned or become payable, but that have not yet been paid to the Executive (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the terms of the plan, policy or program under which the Executive deferred the compensation).  The Accrued Obligations will be paid to the Executive in a lump sum cash payment within 30 days of the Date of Termination;

(ii) Termination Benefit.  The Termination Benefit is an amount equal to two times the Executive’s Final Compensation.  For purposes of this Agreement, “Final Compensation” means the sum of (A) the Executive’s Annual Base Salary in effect at the Date of Termination plus (B) the average of the cash bonuses paid to the Executive for the Company’s three most recently completed fiscal years.  The Termination Benefit will be paid to the Executive in a lump sum cash payment not later than 45 days following the Date of Termination, provided that the Executive executes a release no later than 45 days following the Date of Termination, in such form as shall be determined by the Company in its reasonable discretion, and if the 45-day period spans two calendar years, payment of the Termination Benefit shall not be made until the second calendar year.

(iii) Welfare Continuance Benefit.  For 18 months following the Date of Termination, the Executive and his dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(1) of ERISA) (the “Welfare Plans”) in which the Executive or his dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”).  The Company will pay or waive, as applicable, all of the cost of the Welfare Continuance Benefit for the Executive and his dependents under the Welfare Plans.  The Welfare Continuance Benefit as to any Welfare Plan will cease if and when the Executive and his dependents have obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to the Executive and his dependents with respect to the specific type of benefit or coverage otherwise would terminate in accordance with the COBRA continuation coverage rules under Internal Revenue Code Section 4980B, if later.

If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan, or if any provision of law would create adverse tax consequences for the Executive and/or the Company due to such participation, including, but not limited to, the application of Internal Revenue Code Sections 105(h) and/or 409A to such Welfare Continuance Benefit, then the Company shall retain an actuary to calculate a lump sum payment to be made to the Executive in an amount generally equal to the present value of the anticipated Company cost of the Welfare Continuance Benefit for the 18-month period, and the Executive then shall be solely responsible for the payment of the cost of the Welfare Continuation Benefit.  Any lump sum payment shall be paid to the Executive within 45 days following the Date of Termination.

Notwithstanding the foregoing, this Section 5(a)(iii) shall not apply to any Welfare Plan that is subject to Internal Revenue Code Section 4980B unless the Executive and his dependents timely elect COBRA continuation coverage.

(b) Death.  If the Executive dies during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive’s Annual Base Salary (which shall be paid to the Executive’s beneficiary designated in writing or to his estate, as applicable, in a lump sum cash payment within 30 days of the date of death); (ii) the timely payment or provision of the Welfare Continuance Benefit to the Executive’s spouse and other dependents for 18 months following the date of death; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(c) Disability.  If the Executive’s employment is terminated because of the Executive’s Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of the Executive’s Annual Base Salary (which shall be paid to the Executive in a lump sum cash payment within 30 days of the Date of Termination); (ii) the timely payment or provision of the Welfare Continuance Benefit for 18 months following the Date of Termination; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d) Cause; Other than for Good Reason.  If the Executive’s employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of the Executive’s Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive, which amount will be paid in accordance with the terms of the plan, policy or program under which the Executive deferred the compensation.  If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement will terminate without further obligation to the Executive other than for the Accrued Obligations (which will be paid in a lump sum in cash within 30 days of the Date of Termination) and any other benefits to which the Executive may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies.

Section 6. Definition of Change in Control.

For purposes of this Agreement, the term “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, or a person that, prior to such transaction, directly or indirectly controls, is controlled by or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 6(a) or Section 6(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) That results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the

Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 6(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

Section 7. Restrictive Covenants.

(a) Non-Competition.  During the Employment Period and ending on the second anniversary of the Date of Termination, the Executive hereby agrees that, without the written consent of the Company, the Executive shall not, at any time, directly or indirectly, for himself or on behalf of any Business Entity or in any other capacity:

(i) engage or participate in, become employed by, serve as a director of or render advisory or consulting or other services in connection with any Competitive Business; or

(ii) make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business.  Nothing in this subsection shall, however, restrict the Executive from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give the Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business and (iii) create a conflict of interest between the Executive’s duties under this Agreement and his interest in such investment.

(b) Non-Solicitation.  During the Employment Period and ending on the second anniversary of the Date of Termination, the Executive hereby agrees that, without the written consent of the Company, the Executive shall not, at any time, directly or indirectly, for himself or on behalf of any Business Entity or in any other capacity:

(i) solicit to employ on the Executive’s own behalf, or on behalf of any Business Entity, any person who was employed by the Company or any of its affiliated companies during the term of the Executive’s employment with the Company or any of its affiliated companies and who has not ceased to be employed by the Company or any of its affiliated companies for a period of at least one year (except any employment made in response to general advertisements, not specifically directed to such persons, seeking candidates for employment);

(ii) other than in connection with the good-faith performance of his duties as an officer of the Company, cause or attempt to cause any employee or agent of the Company to terminate his relationship with the

Company;

(iii) employ, engage as a consultant or adviser or solicit the employment or engagement as a consultant or adviser of any employee or agent of the Company (other than by the Company or any of its affiliated companies), or cause or attempt to cause any person to do any of the foregoing;

(iv) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company, if such business is or will be a Competitive Business; or

(v) interfere with the relationship of the Company with, or endeavor to entice away from the Company, any person or entity who or that, at any time during the period commencing one year prior to the Date of Termination, was or is a material customer or material supplier of, or maintained a material business relationship with, the Company.

(c) Reasonable and Necessary Restrictions.

The Executive acknowledges that the restrictions, prohibitions and covenants set forth in this Section 7 are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of the Company and its affiliated companies; and are a material inducement to the Company to enter into this Agreement.  The Company and the Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such restrictions, prohibitions and covenants.  The Executive covenants that he will not challenge the enforceability of such restrictions, prohibitions and covenants, nor will the Executive raise any equitable defense to the enforcement of such restrictions, prohibitions and covenants, and the Executive further acknowledges that his observance of such restrictions, prohibitions and covenants will not deprive the Executive of the ability to earn a livelihood or to support his dependents.

(d) Definitions.

For purposes of this Section 7, the following terms shall have the meanings set forth below:

(i) Business Entity.  The term “Business Entity” shall mean any individual, partnership, association, corporation, trust, limited liability company, unincorporated organization or any other business entity or enterprise.

(ii) Competitive Business.  The term “Competitive Business” shall mean the book retailing business, or any other line of business in which the Company or any of its affiliated companies is engaged during the Employment Period.

Section 8. Indemnification.

During and after the Employment Period, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive’s performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company’s Certificate of Incorporation and Bylaws (the “Governing Documents”); provided, however, that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the Change in Control Date.

Section 9. Non-Exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program, except as expressly modified by this Agreement.

Section 10. Full Settlement.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others, whether by reason of the subsequent employment of the Executive or otherwise.

Section 11. Legal Fees and Expenses; Mitigation.

(a) If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive’s legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney’s fees, on a quarterly basis, upon presentation of proof of such expenses; provided, however, that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to any material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

To the extent that any legal expenses eligible for reimbursement pursuant to this Section 11(a) are subject to Internal Revenue Code Section 409A, such reimbursements shall be administered in accordance with the following additional requirements as set forth in Treas. Reg. Section 1.409A-3(i)(1)(iv): the amount of expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, reimbursements shall be paid as soon as administratively practicable, but in no event will such reimbursements be paid later than the last day of the calendar year following the calendar year in which the expense was incurred, and the right to reimbursements shall not be subject to liquidation or exchange for other benefits.

(b) The Executive shall not be required to mitigate the amount of any payment that the Company becomes obligated to make to the Executive in connection with this Agreement by seeking other employment or otherwise.  Except as specifically provided above with respect to the Welfare Continuance Benefit, the amount of any payment provided for herein shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

Section 12. No Employment Contract.

Nothing in this Agreement will be construed as creating an employment contract between the Executive and the Company prior to a Change in Control.

Section 13. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors.  The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

Section 14. Miscellaneous.

(a) Applicable Law.  This Agreement shall be governed by and construed and conferred in accordance with the laws of the State of Delaware (and, as applicable, Title 9 of the U.S. Code), applied without reference to principles of conflicts of laws.

(b) Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration.  The arbitration shall be held in Birmingham, Alabama and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the employment arbitration rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles that would be applied by a court of law or equity.  The arbitrator shall be acceptable to both the Company and the Executive.  If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

(c) Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the home address of the Executive noted
on the records of the Company

If to the Company:	Books-A-Million, Inc.
402 Industrial Lane
Birmingham, Alabama 35211
Attn.: Chairman of the Board of Directors

With a copy to:

Christopher B. Harmon
Maynard, Cooper & Gale, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama 35203

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e) Internal Revenue Code Section 409A (“Code Section 409A”) Compliance.  This Agreement is intended in good faith to comply with Code Section 409A with respect to certain payments and to be exempt from Code Section 409A with respect to other payments.  Any payments made under this Agreement that are subject to Code Section 409A may not be accelerated or delayed, except as specifically permitted under Code Section 409A.  Further, any payments paid under this Agreement that are subject to Code Section 409A that are contingent on the Executive’s termination of employment may not be made to the Executive unless he has incurred a “separation from service,” as defined in Code Section 409A(a)(2)(A)(i) and Treas. Reg. Section 1.409A-1(h) or any successor provision or guidance thereunder.  Notwithstanding anything to the contrary herein, if the Executive is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i) and Treas. Reg. Section 1.409A-1(i)), any payments paid under this Agreement that are subject to Code Section 409A shall be delayed until the earliest date permitted by Code Section 409A(a)(2). Should any provision in this Agreement need to be amended to meet an exemption from or to comply with Code Section 409A, the Company and the Executive shall execute any and all amendments deemed necessary and required to preserve the exemption from or to otherwise comply with Code Section 409A.

(f) Entire Agreement.  Unless otherwise provided herein, this Agreement shall constitute the entire agreement between the parties hereto with respect to the matters referred to herein.  There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.  In the event that any provision of this Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected.  The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

(signature page follows)

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf as of the day and year first above written.

BOOKS-A-MILLION, INC.

By:
Name:
Title:

EXECUTIVE

Signature:
Name:
Title: